                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                               XTRA CORPORATION
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                               XTRA CORPORATION
               ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement if
                          other than the Registrant)


Payment of Filing Fee (check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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    (4) Date Filed:

                               XTRA CORPORATION
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               JANUARY 23, 1997

To the Stockholders:

  The 1997 Annual Meeting of Stockholders of XTRA Corporation will be held at the offices of Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts, on Thursday, January 23, 1997, at 10:00 A.M. for the following purposes:

  1. To elect a Board of Directors for the ensuing year.

  2. To approve amendments to the 1991 XTRA Corporation Stock Option Plan for Non-Employee Directors to: (i) increase the number of shares reserved for issuance under the Plan from 50,000 to 100,000, (ii) increase the number of shares covered by options awarded annually to directors from 500 to 1,000, and (iii) provide for initial grants to newly elected directors for options covering 4,000 shares of the Company's Common Stock.

  3. To transact such other business as may properly come before the meeting and any adjournments thereof.

  The Board of Directors has fixed the close of business on December 2, 1996, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting and any adjournments thereof.

  Whether or not you expect to attend the meeting in person, we urge you to sign and date the enclosed proxy and return it promptly in the envelope provided.

                                          By order of the Board of Directors

                                          JAMES R. LAJOIE, Secretary

December 19, 1996

                               XTRA CORPORATION
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors for use at the 1997 Annual Meeting of Stockholders of XTRA Corporation, a Delaware corporation (the "Company"), on Thursday, January 23, 1997, and at any adjournments thereof. You can ensure that your shares are voted by signing and returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by a written revocation received by the Secretary, by a subsequently dated proxy or by oral revocation delivered in person to the Secretary at the meeting. This proxy statement and the enclosed proxy will be mailed to stockholders commencing on or about December 19, 1996.

                             ELECTION OF DIRECTORS

  The Company's By-Laws provide for no fewer than five directors and no more than twelve, as determined by the directors. The Board of Directors has fixed the number of directors for the ensuing year at seven. The Board of Directors recommends that each of the nominees for director, all of whom are now serving as directors of the Company and are described below, be reelected as a director of the Company. Each director to be elected will serve until the next Annual Meeting of Stockholders or until his successor is duly elected and qualified. The accompanying proxy will be voted for the election of the following nominees unless authority to vote is withheld by marking the box entitled "WITHHELD" on the enclosed proxy. Authority to vote for any individual nominee may be withheld by writing the name of the nominee in the space provided on the enclosed proxy. If any nominee is unable to serve, which is not anticipated, or should any vacancy arise for whatever reason, the persons named as proxies intend to act with respect to the filling of that office by voting the shares to which the proxy relates for the election of such other person or persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as they may in their discretion determine. Alternatively, in any such situation, the Board of Directors may take action to fix the number of directors for the ensuing year at the number of nominees named herein who are then able to serve. Proxies will then be voted for the election of such nominees, except to the extent the authority to so vote is withheld. Gilbert Butler, a director since 1993 has decided not to stand for reelection. In addition, J. Russell Duncan, a director since 1990, has reached the mandatory retirement age for directors of the Company and, therefore, will not stand for reelection. The Company thanks Mr. Butler and Mr. Duncan for their years of dedicated service.

INFORMATION WITH RESPECT TO DIRECTOR NOMINEES

H. WILLIAM BROWN                                     Director since August 1996

4137 Jackson Drive
Lafayette Hill, PA 19444

  Retired. Previously, from 1992 through 1996, Mr. Brown, age 58, was Vice President-Finance & Administration and Chief Financial Officer of Consolidated Rail Corporation, one of the largest railroad companies in North America. From 1986 to 1992, Mr. Brown served as Senior Vice President--Finance of Consolidated Rail Corporation. Previously, Mr. Brown served in various other executive capacities with Consolidated Rail Corporation from 1978 until 1986. Mr. Brown is currently a member of the Board of Governors of The Philadelphia Stock Exchange.

ROBERT M. GINTEL                                            Director since 1990

Gintel & Co.
6 Greenwich Office Park
Greenwich, CT 06831

  Since 1990, Mr. Gintel, age 68, has been Vice Chairman of the Board of Directors of the Company. He is Senior Partner of Gintel & Co. Limited Partnership, a securities broker/dealer firm and member organization of the New York Stock Exchange, Inc., Chairman of the Board and Chief Executive Officer of Gintel Equity Management, Inc., a registered investment advisor, and Chairman of the Board and Chief Executive Officer of the Gintel Fund. Mr. Gintel has held such positions for more than the past five years. Mr. Gintel has also been Director and Chairman of the Board of Oneita Industries, Inc., a textile and apparel company since October 1993.

  Chairman of Nominating Committee and member of Executive Committee.

ROBERT B. GOERGEN                                           Director since 1990

Blyth Industries, Inc.
100 Field Point Road
Greenwich, CT 06830

  Since 1990, Mr. Goergen, age 58, has been Chairman of the Board of Directors of the Company. Since 1976, he has been Chairman of the Board and Chief Executive Officer of Blyth Industries, Inc., a manufacturer and importer of candles and home decorating accessories. Since 1979, Mr. Goergen has been the general partner or president of various Ropart entities whose business is investing in securities for their own account. Mr. Goergen is a Director of Bank of America Illinois, a subsidiary of Bank of America. Since November 1996, Mr. Goergen has been a Director of Leading Edge Packaging, Inc., a packaging company. He is also Chairman of the Board of Trustees of the University of Rochester.

  Chairman of Executive Committee and member of Compensation Committee.

HERBERT C. KNORTZ                                           Director since 1990

14 Manor Road
Ridgefield, CT 06877

  From 1973 through 1991, Mr. Knortz, age 75, was a Trustee of Corporate Property Investors, a real estate investment trust. Mr. Knortz also served in various executive capacities with ITT Corporation, a diversified international manufacturing and services corporation, from 1961 until his retirement as Executive Vice President and Director in 1986. He is a former Director of Sheraton Corporation and Hartford Insurance Group. From 1985 to 1986, Mr. Knortz was President and Chief Executive Officer of the National Association of Accountants, and from 1986 to 1987, its Chairman.

  Member of Audit and Nominating Committees.

FRANCIS J. PALAMARA                                         Director since 1990

3110 E. Maryland Avenue
Phoenix, AZ 85016

  Since 1988, Mr. Palamara, age 71, has been a business consultant. From 1981 to 1988, he was Executive Vice President, Finance of ARA Services, Inc., now known as Aramark, Inc., a food services corporation, and until 1992, a member of its Board of Directors. From 1972 to 1978, Mr. Palamara served as Executive Vice President and Chief Operating Officer of the New York Stock Exchange, Inc. and from 1978 to 1981, Executive Vice President and Director of Pittston Company. Mr. Palamara serves as a Director of the Gintel Fund, the Glenmede Fund and Central Tractor Farm & Country, Inc.

  Chairman of Audit Committee and member of Compensation Committee.

LEWIS RUBIN                                                 Director since 1990

XTRA Corporation
60 State Street
Boston, MA 02109

  Since 1990, Mr. Rubin, age 58, has been Chief Executive Officer and President of the Company. From 1988 to 1990, he was a consultant with Lewis Rubin Associates, a consulting firm advising the transportation equipment industry. From 1984 to 1988, Mr. Rubin served as President and Chief Executive Officer of Gelco CTI Container Services, a subsidiary of Gelco Corporation, a diversified international management services corporation, and as an Executive Vice President of Gelco Corporation. From 1981 to 1983, Mr. Rubin was President and Chief Executive Officer of Flexi-Van Corporation, a company engaged in the leasing of intermodal transportation equipment. Mr. Rubin is a Director of Oneita Industries, Inc.

  Member of Executive Committee.

MARTIN L. SOLOMON                                           Director since 1990

P.O. Box 68
Coconut Grove, FL 33233

  Since 1990, Mr. Solomon, age 60, has been a self-employed investor. From 1988 to 1990, he was a Managing Director and general partner of Value Equity Management I, L.P., the general partner of Value Equity Associates I, L.P., an investment partnership. From 1985 to 1987, Mr. Solomon was an investment analyst and portfolio manager with Steinhardt Partners, an investment partnership. Since 1985, Mr. Solomon has been a Director, Vice Chairman of the Board and Secretary of Great Dane Holdings, Inc., which is engaged in the manufacture of transportation equipment, automobile stamping, the leasing of taxis and insurance. Since August 1995, Mr. Solomon has been a Director of DLB Oil & Gas, Inc., a company engaged in oil exploration and production and, since April 1996, Mr. Solomon has been a Director of Hexcel Corp., a company engaged in the manufacturing of composites.

  Chairman of Compensation Committee and member of Audit Committee.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors of the Company has established the following committees to assist it in the discharge of its responsibilities.

  The Audit Committee, none of whose members is an employee of the Company, annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company. In addition, the Committee meets with such independent auditors, the Company's internal auditor, the Chief Executive Officer and the principal financial, accounting and legal personnel of the Company to review the scope and results of the annual audit, the amount of audit fees, the Company's internal accounting controls, the Company's financial statements contained in the Company's Annual Report to Stockholders and other related matters. Messrs. Palamara (Chairman), Duncan, Knortz and Solomon currently serve as members. The Audit Committee held 4 meetings in fiscal year 1996.

  The Compensation Committee is charged with the duty of review and subsequent recommendation to the Board on matters concerning the individual compensation of the most highly paid employees of the Company and administers certain employee benefit plans. Messrs. Solomon (Chairman), Goergen and Palamara currently serve as members. The Compensation Committee held 6 meetings during fiscal year 1996.

  The Board of Directors has an Executive Committee, which has authority to act for the full Board of Directors on most matters during intervals between meetings of the Board of Directors. Messrs. Goergen (Chairman), Butler, Gintel and Rubin currently serve as members. The Executive Committee held 1 meeting in fiscal year 1996.

  The Board of Directors also has a Nominating Committee, which held 2 meetings during fiscal 1996. The Nominating Committee has authority to recommend potential Board members and the reelection or nonreelection of directors at the expiration of their respective terms, to present annually a slate of officers for the Board and to make additional nominations as vacancies occur, and to recommend appointments to standing Committees. The Nominating Committee will consider recommendations for director nominees submitted by stockholders by timely written notice received by the Secretary of the Company in advance of the applicable stockholder meeting. See "Stockholder Proposals and Director Nominations" below. Messrs. Gintel (Chairman), Duncan and Knortz currently serve as members.

  The full Board held 6 meetings during fiscal year 1996.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the number of shares of the Company's Common Stock, $.50 par value, beneficially owned by each current director, director nominee, by each of the executive officers named in the Compensation Tables, and by all directors and executive officers as a group on November 29, 1996.

                                            AMOUNT AND NATURE OF     PERCENT
NAME OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP(1) OF CLASS(1)
------------------------                   ----------------------- -----------
H. William Brown                                       --              --
Gilbert Butler                                       3,500              *
J. Russell Duncan                                    9,800              *
William H. Franz                                    60,000              *
Robert M. Gintel                                    26,400              *
Robert M. Goergen                                   44,852(2)           *
Frederick M. Gutterson                              13,334              *
Herbert C. Knortz                                    7,800              *
Francis J. Palamara                                  7,800              *
Lewis Rubin                                        202,722             1.3%
Michael J. Soja                                     84,284              *
Martin L. Solomon                                   33,781              *
Charles D. Willmott                                 61,000              *
All Directors and Executive Officers as a
 group, including those named above (18
 persons)                                          701,340             4.4%

--------
* Less than 1%.
(1) For purposes of determining beneficial ownership of the Company's Common Stock, $.50 par value, options exercisable within 60 days have been included as follows: Mr. Butler - 1,000, Mr. Duncan - 1,800, Mr. Franz - 60,000, Mr. Gintel - 2,400, Mr. Goergen - 1,800, Mr. Gutterson - 13,334,
    Mr. Knortz - 1,800, Mr. Palamara - 1,800, Mr. Rubin - 170,000, Mr. Soja - 60,000, Mr. Solomon - 3,781, Mr. Willmott - 60,000, all directors and executive officers - 520,782. Nature of beneficial ownership is direct and arises from sole voting and investment power, unless otherwise noted by footnote.
(2) Includes 2,824 shares of Common Stock owned by Mr. Goergen's wife, 1,600 shares held in accounts for the benefit of Mr. Goergen's adult sons and 700 shares held in trust for the benefit of Mr. Goergen's mother. Mr. Goergen disclaims beneficial ownership of such shares.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors is responsible for the administration of the Company's executive compensation program. The Committee is made up of three Directors who are not employees of the Company. It is responsible for setting the compensation levels of the Company's Chief Executive Officer and other senior executives, including the executives named in the Summary Compensation Table. The Committee is also responsible for the administration of certain compensation and benefit plans. The Committee met 6 times during the year ended September 30, 1996.

COMPENSATION PHILOSOPHY

  The Committee believes that the Company's executive compensation program should attract and retain talented executives. The Committee provides its executives with the opportunity to earn significant compensation if the Company and the individual meets or exceeds challenging performance goals. This strategy has helped the Company attract, retain and motivate high quality executives who have developed and implemented a successful business strategy which has increased earnings per share from $1.00 in fiscal 1991 to $2.56 in fiscal 1996, an increase of 156%. The Committee believes that increasing stockholder value is one of the key measures of management performance. During the five-year period ending September 30, 1996, the total return to the Company's stockholders, assuming reinvestment of dividends, has been 245%. This compares to returns of 103% for the S&P 500 Index and 87% for the Dow Jones Transportation Index for the same period.

  The Committee periodically reviews a number of independent compensation surveys as guidelines to determine competitive pay practices. The survey data is reviewed directly and is also summarized by independent compensation consultants. Generally, the survey data used is for transportation related companies of similar size to the Company and based in the United States. However, since the Company's competition for executive talent is not limited to the transportation industry, compensation data for other companies of similar size is also considered. The survey data used to assess the Company's executive compensation includes some companies that are part of the Dow Jones Transportation Index as well as other transportation and non-transportation companies.

  Section 162(m) of the Internal Revenue Code of 1986 limits to $1 million the deduction a public company may claim in any year for compensation to the chief executive officer and the four other most highly compensated executive officers unless the compensation is performance based. The Committee believes that it will not be denied any tax deductions during fiscal 1997 as a result of Section 162(m). While the Committee expects that action will be taken to qualify most compensation approaches to ensure deductibility, tax considerations do not automatically cause the Committee to modify its executive compensation program.

  The Committee believes that the total compensation provided to the Company's executives is both prudent and competitive. Also, the Committee believes that the program has helped to successfully focus XTRA's executive team on increasing Company performance and stockholder value.

BASE SALARIES

  Base salaries are determined at the discretion of the Committee based on a review of competitive market pay practices, performance evaluations and expected future individual contributions. The

Committee uses the median of the range of base salaries from independent compensation surveys to target the Company's base salary levels. However, it also considers an individual's unique position, responsibilities and performance in setting salary levels. In reviewing individual performances, the Committee considers the views of the Chief Executive Officer, Mr. Lewis Rubin, with respect to other executive officers.

  During fiscal 1996, the Committee increased the base salary levels of senior executives, other than the CEO, on average 5% after the Committee considered, but did not formally weigh, inflation, corporate performance, employee performance and competitive conditions.

ANNUAL INCENTIVES

  Annual incentives are paid primarily through the Company's Annual Incentive Plan and are determined by establishing target incentive awards based on a percentage of base salary. Awards are based on weighted corporate performance, divisional performance, regional performance and individual performance. Corporate and divisional performance are based on return on average capital employed performance against budgeted operating plans and return on average capital employed performance against a fixed standard. Return on average capital employed is defined as earnings before interest and taxes, divided by average capital employed (total assets minus short-term non-interest bearing liabilities). Return on average capital employed is adjusted for the purposes of this Plan such that changes in accounting methodology, changes in depreciation policy, gains or losses from significant dispositions of equipment and unusual or extraordinary items will neither increase or decrease the size of the incentives, subject to Committee determination. Individual performance is determined by the CEO and the Committee.

  Awards for corporate executives, other than the CEO, are determined based on Company performance (weighted 75%) and performance against individual objectives (weighted 25%). The annual awards for divisional presidents are determined based on Company performance (weighted 25%), division performance (weighted 50%) and performance against individual objectives (weighted 25%). Annual awards for certain regional vice presidents are determined based on regional performance (weighted 50%), division performance (weighted 25%) and individual performance (weighted 25%). Annual awards for other divisional staff are determined based on division performance (weighted 75%) and individual performance (weighted 25%). The Committee sets the annual award for the CEO directly based on Company performance (weighted 100%) and its discretionary evaluation of the CEO's individual performance. It also reviews, modifies where it deems necessary, and approves the annual incentive awards for other executives.

  Annual incentive target awards for the CEO and the other executives named in the Summary Compensation Table range from 35% to 60% of salary. Actual awards may be up to 1.5 times the target awards (no specific maximum in the case of the CEO). The Committee approved awards for the named corporate executives, other than the CEO, that were approximately 65% of the targeted award levels. The annual incentive for the CEO is discussed under the CEO Compensation section.

  During fiscal 1996, the Committee submitted to the Board of Directors the XTRA Corporation Economic Profit Incentive Plan (the "Economic Profit Plan") to replace the Company's existing Annual Incentive Plan. The Committee believes that the Economic Profit Plan measures more directly the economic profits produced by the Company than does the Company's existing Annual Incentive Plan.

The Economic Profit Plan's objectives are to enhance commitment to the long-term success of the Company by linking personal financial rewards to the growth of economic value of the Company, provide an incentive to the executive officers of the Company for long-term growth in the economic value of the Company, and to increase the Company's ability to attract and retain key executives. On September 19, 1996, the Board of Directors adopted the Economic Profit Plan to take effect for fiscal year 1997.

LONG-TERM INCENTIVES

  From time to time, the Committee has granted stock options to the Company's executives in order to align their interests with the interests of stockholders. Since stock options are granted at market price, the value of the stock options is wholly dependent on an increase in the price of the Company's Common Stock. Stock options are considered effective long-term incentives by the Committee because an executive is rewarded only if the value of the Company's Common Stock increases, thus increasing stockholder value. In determining grants of options for executives, the Committee has reviewed competitive data of long-term incentive practices at other transportation related companies and companies of similar size to the Company but in other industries. The Committee has also taken into account the level of past stock compensation grants and the value of those grants in determining awards for the Company's executives.

  No options were granted to the Company's executives during fiscal 1996. The Committee delayed the consideration of such awards to the first quarter of fiscal 1997 in order to consider such awards at the same time that the Committee considers base salaries.

CEO COMPENSATION

  The Committee awarded an annual incentive award that was 58% of Mr. Rubin's target annual incentive, based on the Committee's discretionary evaluation of Mr. Rubin's individual performance. In evaluating the CEO's individual performance, the Committee considered, but did not formally weigh, the financial progress that the Company has made since Mr. Rubin became CEO as measured by return on average capital employed and earnings per share as well as the factors described above under "Compensation Philosophy".

                                                    Martin L. Solomon, Chairman
                                                    Robert B. Goergen
                                                    Francis J. Palamara

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1996, Mr. Solomon was a director of, and owned an equity interest in the parent corporation of Great Dane Trailers, Inc. ("Great Dane"). Mr. Solomon is also Chairman of the Compensation Committee. During fiscal 1996, the Company purchased certain transportation equipment from Great Dane. See "Certain Transactions" below for additional information.

EXECUTIVE COMPENSATION TABLES

                          SUMMARY COMPENSATION TABLE

  The following information is given regarding compensation earned by the Chief Executive Officer and the four other most highly compensated executive officers of the Company with respect to the 1996, 1995 and 1994 fiscal years, in accordance with transitional provisions applicable to the revised rules on executive compensation disclosure adopted by the Securities and Exchange Commission (the "Commission").

                                                                 LONG-TERM
                                  ANNUAL COMPENSATION           COMPENSATION
                         -------------------------------------- ------------
                                                                 SECURITIES
        NAME AND                                 OTHER ANNUAL    UNDERLYING     ALL OTHER
   PRINCIPAL POSITION    YEAR  SALARY   BONUS   COMPENSATION(1)   OPTIONS    COMPENSATION(2)
   ------------------    ---- -------- -------- --------------- ------------ ---------------
Lewis Rubin              1996 $500,000 $174,712       --             --          $11,070
 President and Chief     1995  408,333  222,793       --          140,000         13,605
 Executive Officer       1994  400,000  290,000       --           15,000         19,972
William Franz            1996  221,250   85,315       --             --           11,070
 Vice President, XTRA    1995  198,750   96,278       --           50,000         13,568
 Lease                   1994  155,000   84,376       --            5,000         14,524
Frederick M.
 Gutterson (3)           1996  254,452   14,819       --             --           11,070
 Vice President, XTRA    1995   62,500   90,000       --           40,000          3,175
 International           1994    --       --          --             --            --
Michael J. Soja          1996  213,000   60,518       --             --           11,070
 Vice President and      1995  205,250   86,954       --           50,000         13,762
 Chief Financial Officer 1994  197,500   79,622     $42,479         5,000         18,479
Charles D. Willmott      1996  206,000   58,529       --             --           11,070
 Vice President,         1995  197,500   74,049       --           50,000         13,530
 Marketing and Planning  1994  187,500   88,189       --            5,000         17,471

--------
(1) Other Annual Compensation represents a cash payment equal to the amount of income tax with respect to restricted stock that vested during the fiscal year plus the income tax liability relating to such additional cash payments.
(2) The amounts shown for each named officer for fiscal 1996 include matching Company contributions under the Company's 401(k) plan and the Company's contribution under the defined contribution plan, as follows: Mr. Rubin; $4,500 and $6,570; Mr. Franz: $4,500 and $6,570; Mr. Gutterson: $4,500 and
    $6,570; Mr. Soja: $4,500 and $6,570; and Mr. Willmott $4,500 and $6,570.
(3) Mr. Gutterson became Vice President, XTRA International, of the Company on June 30, 1995.

  Agreement with Mr. Rubin. On July 1, 1994, the Company entered into an Individual Pension Agreement with Mr. Rubin pursuant to which the Company will pay Mr. Rubin an annual life benefit of $100,000 if he continues to serve as Chief Executive Officer of the Company until age 65. In the event of a Change of Control, the Company has agreed to pay Mr. Rubin a lump sum payment equal to the present value of such annual benefit in the event his employment with the Company is terminated within the two year period following the date of the Change of Control. A Change of Control under the agreement generally includes the following events: (i) a person or group becomes the beneficial owner of more than 40% of the voting power of the Company's securities, (ii) a change of control required to be reported under certain provisions of the Securities Exchange Act of 1934,
(iii) a consolidation, merger or other reorganization (other than (a) in which the voting power immediately before continues to represent more than 50% of the voting power thereafter, or (b) in which no person or group would acquire more than 20% of the voting power), a sale of all or substantially all assets or a plan of liquidation, and (iv) continuing directors cease to be a majority of the Board of Directors. In the event Mr. Rubin dies while serving as Chief Executive Officer or after he becomes entitled to benefits under the agreement, his surviving spouse, if any, would be entitled to certain survivor benefits. Mr. Rubin would forfeit all benefits in the event he joins the board of directors or becomes an executive officer of a competitor of the Company within two years after the date of termination of his employment with the Company, other than termination following a Change of Control.

  Agreement with Mr. Gutterson. On June 30, 1995, the Company acquired primarily a marine container fleet of approximately 170,000 twenty-foot equivalent units from Matson Leasing Company, Inc. In connection with this acquisition, the Company entered into an Agreement with Mr. Gutterson dated June 30, 1995, providing for the employment of Mr. Gutterson as a Vice President of the Company and President of XTRA International Ltd., an indirect wholly-owned subsidiary of the Company. The agreement provides for an annual base salary of $250,000, certain bonus compensation tied to the long-term performance of XTRA International Ltd. (versus a budget agreed upon at the time of the acquisition), and such fringe benefits as are from time to time generally provided by the Company to its senior executives. Also pursuant to the agreement, Mr. Gutterson was granted options covering 40,000 shares of the Company's Common Stock under the Company's 1987 Stock Incentive Plan.

                      AGGREGATE OPTION/SAR EXERCISES AND
                    FISCAL YEAR END OPTION/SAR VALUE TABLE

  The table below includes for the individuals named in the Summary Compensation Table certain information concerning each exercise of stock options during fiscal 1996 and the fiscal year-end value of unexercised options.

                        AGGREGATE OPTION EXERCISES AND
                      FISCAL YEAR END OPTION VALUE TABLE

                                                           NUMBER OF                 VALUE OF
                                                     SECURITIES UNDERLYING          UNEXERCISED
                                                      UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS AT
                                                     AT FISCAL YEAR END(#)     FISCAL YEAR END($)(1)
                                                   ------------------------- -------------------------
                            SHARES
                           ACQUIRED       VALUE
         NAME           ON EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
         ----           -------------- ----------- ----------- ------------- ----------- -------------
Lewis Rubin                   --            --      $170,000        --         $89,925        --
William H. Franz              --            --        60,000        --          29,975        --
Frederick M. Gutterson        --            --        13,334      26,666         --           --
Michael J. Soja               --            --        60,000        --          29,975        --
Charles D. Willmott           --            --        60,000        --          29,975        --

--------
(1) Based on share price of $42.125, which was the closing price for a share of the Company's Common Stock on November 29, 1996.

                            STOCK PERFORMANCE GRAPH

  The graph below compares cumulative total shareholder returns for the Company for the preceding five fiscal years with the S&P 500 Stock Index and the Dow Jones Transportation Index. The graph assumes the investment of $100 at the commencement of the measurement period with dividends reinvested.


                             [GRAPH APPEARS HERE]


                                XTRA CORPORATION
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     FISCAL YEAR ENDING SEPTEMBER 30, 1996

                                                                              Cumulative Total Return

                                            ---------------------------------------------------------------------------------------
                                              9/91            9/92            9/93            9/94            9/95            9/96

Xtra Corp                       XTR            100             172             375             406             356             345

S & P 500                       1500           100             111             125             130             169             203

D J TRANSPORTATION AVERAGE      IDJT           100             109             140             131             174             187

COMPENSATION OF DIRECTORS

  The Company pays its directors, other than the Chairman and Vice Chairman of the Board, a monthly retainer of $1,375. The Chairman and Vice Chairman of the Board are paid monthly retainers of $5,000 and $1,667, respectively. All directors are paid a fee of $1,000 for each meeting of the Board of Directors attended in person or by telephone. In addition, Committee chairmen and members receive $1,000 for each Committee meeting attended. A monthly retainer of $250 is also paid to Committee chairmen. Mr. Rubin, as an officer, does not receive fees for attendance at Committee meetings. Directors may elect to defer part or all of their director's fees pursuant to the Company's directors' deferred compensation plan.

  Deferred Director Fee Option Plan--The Company's Deferred Director Fee Option Plan (the "1993 Plan") permits non-employee directors to choose between receiving their fees from the Company in the form of cash or non-qualified stock options. The option exercise price is 50% of the fair market value of the shares at the time the options are awarded and the amount of shares is determined by dividing the directors' fees by the exercise price. Mr. Solomon is the only current director who has elected to participate in the 1993 Plan. At November 29, 1996, there were outstanding options to purchase 1,484 shares of the Company's Common Stock at an option price of $24.25, 1,096 shares of the Company's Common Stock at an option price of $22.81, 1,422 shares of the Company's Common Stock at an option price of $25.31, 814 shares of the Company's Common Stock at an option price of $20.88, and 795 shares of the Company's Common Stock at an option price of $20.75. Options granted in lieu of annual retainer fees become exercisable as to all shares covered thereby on the first anniversary of the date of grant and options granted in lieu of meeting fees become exercisable six months following the date of grant.

  Stock Option Plan for Directors--The Company has established the 1991 Stock Option Plan for Non-Employee Directors (the "Plan"), pursuant to which each of the then current directors who was not an employee of the Company (each an "Eligible Director") was awarded options to purchase 4,000 shares of Common Stock upon adoption of the Plan. Following the initial grant, each person who is an Eligible Director on the day immediately succeeding the day of each annual meeting of stockholders of the Company will receive options covering 500 shares (subject to the maximum number of shares available under the Plan) of Common Stock on such date. On November 14, 1996, the Board of Directors adopted amendments (the "Amendments") to the Plan and directed that they be submitted to the stockholders for approval at the 1997 Annual Meeting of Stockholders. The Amendments would, effective for fiscal 1996 (subject to stockholder approval), (i) increase the number of shares reserved for issuance under the Plan from 50,000 to 100,000, (ii) increase from 500 to 1,000 the number of shares for which options will be awarded annually to directors, and
(iii) provide for initial grants to newly elected directors for options covering 4,000 shares of the Company's Common Stock. See Proposal 2 "Approval of Amendments to the XTRA Corporation 1991 Stock Option Plan for Non-Employee Directors" below for additional information. The exercise price of each option is 100% of fair market value (as defined in the Plan) on the date of award. At November 29, 1996, there were outstanding options to purchase 22,000 shares of the Company's Common Stock under the Plan at an average option exercise price of $41.92. The exercise price of the options for 1,000 shares awarded to each such director following the 1996 Annual Meeting of Stockholders was $41.50 per share, 500 of which (3,500 in the aggregate) are subject to stockholder approval of the Amendments at the 1997 Annual Meeting. In addition, Mr. H. William Brown was awarded 4,000 shares upon his election to the Board of Directors on August 1, 1996, subject to stockholder approval of the Amendments at the 1997 Annual

Meeting. Options become exercisable on the earlier of (i) the first anniversary of the date of grant or (ii) the date immediately prior to the date of the next annual meeting of stockholders following the grant date provided that such date is at least 355 days after such grant date. The Plan is administered by the Compensation Committee of the Board of Directors.

CERTAIN TRANSACTIONS

  During fiscal 1996, the Company purchased certain transportation equipment from Great Dane Trailers, Inc. ("Great Dane") for an aggregate purchase price of $8 million. The transaction was consummated on an arms-length basis and on usual and customary commercial terms. Mr. Solomon is a director of, and owns an equity interest in, the parent corporation of Great Dane. The Company currently has commitments to purchase $11 million of additional equipment from Great Dane during fiscal 1997.

                                  PROPOSAL 2

                APPROVAL OF AMENDMENTS TO THE XTRA CORPORATION
               1991 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

  On November 14, 1996, the Board of Directors adopted amendments (the "Amendments") to the XTRA Corporation 1991 Stock Option Plan for Non-Employee Directors (the "Plan"), to be effective for fiscal 1996 (subject to stockholder approval), to (i) increase the number of shares reserved for issuance under the Plan from 50,000 to 100,000, (ii) increase from 500 to 1,000 the number of shares for which options will be awarded annually to directors, and (iii) provide for initial grants to newly elected directors for options covering 4,000 shares of the Company's Common Stock. The Company's management believes that it is important to make these Amendments in order to continue to attract and retain key directors of the Company.

GENERAL

  Under the Plan, each director who is not an employee of the Company (each an "Eligible Director") was awarded options to purchase 4,000 shares of the Company's Common Stock upon adoption of the Plan. Following the initial grant, each person who was an Eligible Director on the day immediately succeeding the day of each annual meeting of the stockholders of the Company, beginning with the annual meeting in 1992, received options covering 400 shares of the Company's Common Stock on such date. The exercise price of each option is 100% of fair market value (as defined in the Plan) on the date of award. The exercise price of the initial awards to the then Eligible Directors was $11.19 per share. The option exercise price of options for 400 shares awarded to each Eligible Director following the 1992 and 1993 Annual Meetings of Stockholders was $15.69 and $37.75, respectively. Beginning with the annual meeting in 1994, each Eligible Director received options covering 500 shares. The option exercise price of options for 500 shares awarded to each Eligible Director following the 1994 and 1995 Annual Meetings of Stockholders was $48.50 and $50.63, respectively. Each Eligible Director received options covering 1,000 shares at an exercise price of $41.50 following the 1996 Annual Meeting of Stockholders, 500 of which for each such director are subject to stockholder approval of the Amendments at the 1997 Annual Meeting. Also subject to stockholder approval at the 1997 Annual Meeting, Mr. H. William Brown received an initial grant of options covering 4,000 shares upon his election to the Board of Directors on August 1, 1996 at an exercise price of $42.25. Options become exercisable on the earlier of (i) the first anniversary of the date of grant or (ii) the date immediately prior to the date of the next annual meeting of stockholders following the grant date provided that such date is at least 355 days after such grant date. 50,000 shares, subject to adjustments as described below, have been authorized for delivery upon exercise of options under the Plan. The Plan is administered by the Compensation Committee of the Board of Directors.

  The exercise price of the options under the Plan may be paid in cash or by check, bank draft or money order or by delivery of shares of the Company's Common Stock or by any combination of cash and Common Stock. The maximum term of each option is five years, and no options may be awarded under the Plan after August 5, 2001. All options are non-transferable, except by will or by the laws of descent and distribution. Upon the death of any Eligible Director, all options issued to him but not then exercisable shall terminate. Options that are exercisable at the time of death may be exercised by his administrator or executor, or by the person to whom the option is transferred by will or the applicable laws of descent and distribution, at any time within the three-year period ending with the third anniversary of the director's death, subject in each case to the maximum option term. If an Eligible Director's service for the Company terminates for any reason other than death, all options held by the director that are not exercisable shall terminate and options that are exercisable on the date of termination may be exercised for a period of three months thereafter, subject in each case to the maximum option term.

  In the event of a stock dividend, stock split, combination of shares, recapitalization or other change in the Company's capital stock, the number and kind of shares subject to options, the exercise price and other relevant provisions under the Plan will be appropriately adjusted. In the event of a merger or consolidation of the Company, a sale of all or substantially all assets or dissolution or liquidation of the Company, all options outstanding will become immediately exercisable, unless the Compensation Committee arranges that the successor or surviving corporation grants replacement options.

  The Committee may at any time or times amend the Plan for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of options, provided that no such amendment shall, without the approval of the shareholders of the Company, increase the maximum number of shares available under the Plan, increase the number of options granted to Eligible Directors, amend the definition of Eligible Directors so as to enlarge the group of directors eligible to receive options under the Plan, reduce the price at which options may be granted, change or extend the times at which options may be granted or amend the amendment provisions of the Plan. However, no such action shall adversely affect any rights under outstanding awards without the director's consent.

  The following table sets forth certain information concerning the Plan for fiscal 1996:

                                                    NUMBER OF
                          NUMBER OF SHARES      SHARES UNDERLYING       MARKET VALUE OF
                          UNDERLYING OPTION    OUTSTANDING OPTIONS   SECURITIES UNDERLYING
  PLAN PARTICIPANTS     GRANTS IN FISCAL 1996 AT END OF FISCAL YEAR OUTSTANDING OPTIONS (1)
  -----------------     --------------------- --------------------- -----------------------
H. William Brown                4,000(2)              4,000                $168,500
Gilbert Butler                  1,000                 2,000                  84,250
J. Russell Duncan               1,000                 2,800                 117,950
Robert M. Gintel                1,000                 2,400                 101,100
Robert B. Goergen               1,000                 2,800                 117,950
Herbert C. Knortz               1,000                 2,800                 117,950
Francis J. Palamara             1,000                 2,800                 117,950
Martin L. Solomon               1,000                 2,400                 101,100
Current Directors as a
 Group (8 persons)             11,000                22,000                 926,750

--------
(1) Based on the share price of $42.125 on November 29, 1996.
(2) Initial Grant.

FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes certain federal income tax consequences associated with stock option awards under the Plan. The summary does not purport to cover other federal tax consequences that may be associated with the Plan, nor does it cover state, local or non-U.S. taxes.

  The grant of a non-qualified stock option under the Plan will not result in the recognition of taxable income to the director or in a deduction to the Company. Upon exercise, a director will recognize income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option over the exercise price of the option. The Company is entitled to a tax deduction equal to the amount of such income. Gain or loss upon a subsequent sale of any common stock received upon the exercise of a non-qualified stock option is taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold).

  If a director exercises an option by surrendering previously acquired stock, no gain or loss is recognized on the exchange for an equivalent number of new shares. The director will realize ordinary income, and the Company will be entitled to a corresponding deduction equal to the fair market value of any new shares received in excess of the number of previously acquired shares surrendered in the exchange, less any cash paid.

RECOMMENDATION OF THE BOARD OF DIRECTORS FOR THIS PROPOSAL.

  The Board of Directors has approved amendments to the Plan, effective for fiscal 1996, to: (i) increase the number of shares reserved for issuance under the Plan from 50,000 to 100,000, (ii) increase the number of shares covered by options awarded annually to directors from 500 to 1,000, and (iii) provide for initial grants to newly elected directors for options covering 4,000 shares of the Company's Common Stock and recommends that the stockholders vote "FOR" Proposal 2. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

                               OTHER INFORMATION

AUDITORS

  Representatives of Arthur Andersen LLP, the auditors for the Company's 1996 fiscal year, are expected to attend the 1997 Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from the stockholders.

OUTSTANDING VOTING SECURITIES

  On November 29, 1996, there were outstanding and entitled to vote 15,246,099 shares of the Common Stock, $.50 par value, of the Company, constituting the only class of outstanding voting securities.

QUORUM, VOTING OF PROXIES, REQUIRED VOTES AND METHOD OF TABULATION

  Consistent with state law and under the Company's By-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

  Proxies will be voted as specified by the stockholders. If specific choices are not indicated, proxies will be voted FOR the election of all of the nominees for director specified above and FOR the approval of Item 2 of the accompanying Notice of 1997 Annual Meeting of Stockholders.

  Directors will be elected by a plurality of the votes properly cast for the election of directors at the meeting. A majority of the votes present and entitled to vote on the matter is necessary to approve Item 2 of the accompanying Notice of 1997 Annual Meeting of Stockholders.

  The election inspectors will count the total number of votes cast "for" approval of Item 2 for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.

BENEFICIAL OWNERSHIP OF MORE THAN FIVE
 PERCENT OF THE VOTING SECURITIES

  The only persons or entities known to the Company to be the beneficial owner of five percent or more of the Company's voting securities are as follows:

                                                        AMOUNT
                                                         AND
                                                      NATURE OF         PERCENT
       NAME AND ADDRESS                               BENEFICIAL          OF
      OF BENEFICIAL OWNER         TITLE OF CLASS     OWNERSHIP(1)        CLASS
      -------------------         --------------     ------------       -------
Alliance Capital                   Common Stock       2,472,700          16.2%
1345 Avenue of the Americas
New York, NY 10105
Franklin Mutual Advisers,          Common Stock       1,380,700           8.9%
Inc.(2)
51 John F. Kennedy Parkway
Short Hills, NJ 07078
Tiger Management                   Common Stock       5,341,400(3)       35.0%
101 Park Avenue
New York, NY 10172

--------
(1) Nature of beneficial ownership is direct and arises from sole voting and investment power, unless otherwise noted by footnote.
(2) On November 1, 1996 Franklin Mutual Advisers, Inc. replaced Heine Securities Corporation ("HSC") as the investment adviser to HSC's former clients and, consequently, now has sole investment discretion and voting authority with respect to the Company's voting securities owned by its advisory clients.
(3) Includes 211,600 owned by Panther Management Company, L.P.

  Information with respect to beneficial ownership of the Company's Common Stock is based in part upon information contained in filings with the Securities and Exchange Commission and in part on information obtained directly from the holders. The percentages shown in the foregoing table have been computed on the basis of shares outstanding on November 29, 1996 for Alliance Capital and Tiger Management and on September 30, 1996 for Franklin Mutual Advisers, Inc.

ANNUAL REPORT

  The Annual Report of the Company for the fiscal year ended September 30, 1996 has been mailed to all stockholders.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

  Stockholder proposals intended to be presented at the 1998 Annual Meeting must be received by the Company on or before August 22, 1997 for inclusion in the proxy material for that meeting. Any such proposals should be mailed to:
Secretary, XTRA Corporation, 60 State Street, Boston, Massachusetts 02109.

  The Company's By-Laws also establish an advance notice procedure with respect to stockholder nomination of candidates for election as directors and other stockholder proposals (whether or not such proposals are to be included in the Company's proxy material). A notice regarding stockholder nominations for director or other stockholder proposals must be received by the Secretary of the Company not less than 90 days prior to the first anniversary of the date of the last annual meeting. Accordingly, with respect to the 1998 Annual Meeting, the notice must be received by the Secretary of the Company by October 25, 1997. Any such notice must contain certain specified information concerning the persons to be nominated or the proposal being made and the stockholder submitting the nomination or proposal, all as set forth in the By-Laws. The presiding officer of the meeting may refuse to acknowledge any director nomination or other stockholder proposal not made in compliance with such advance notice requirements.

SOLICITATION

  Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone, facsimile or otherwise, but such persons will not be specially compensated for such service. Banks and brokers will be requested to solicit proxies from their customers, where appropriate, and the Company will reimburse them for their reasonable expenses. The cost of such solicitation will be borne by the Company. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $4,000 plus out-of-pocket expenses.

OTHER MATTERS

  The Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the meeting. If other matters come before the meeting, the persons named as proxies intend to vote in accordance with their judgment.